UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2026

OFA GROUP
(Exact name of registrant as specified in its charter)

Cayman Islands	001-42592	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

609 Deep Valley Drive, Suite 200 Rolling Hills, CA	90274
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(800) 418-5160

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, par value $0.001 per share	OFAL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Won Ping Cheng

On April 2, 2026, the Board of Directors (the “Board”) of OFA Group (the “Company”) accepted Won Ping Cheng’s letter of resignation as a member of the Board and as a member of the Audit Committee of the Board, effective immediately. Mr. Cheng’s decision to resign is not due to any disagreement with the Company, the Board, or any member of the Company’s management.

Erwin Baquiran Pineda

On April 2, 2026 (the “Effective Date”), the Board appointed Erwin Baquiran Pineda as an independent director of the Company, effective immediately, for an initial term of two 2 years, subject to renewal upon the mutual agreement of the parties. The Board has determined that Mr. Pineda qualifies as an independent director and appointed him to serve as a member of the audit committee, the compensation committee of the Board and the nominating and corporate governance committee.

Also, on April 2, 2026, the Company entered into an independent director agreement (the “Pineda Director Agreement”) with Mr. Pineda. Pursuant to the Pineda Director Agreement, Mr. Pineda is (i) entitled to annual cash compensation of $20,000, payable in 6 equal bi-monthly payments for his Board service; (ii) eligible to receive annual grants of 30,000 restricted ordinary shares (the “ROSs”) (the “Annual ROS Grant”), prorated for the portion of the year remaining following the Effective Date; (iii) eligible to receive other compensation consistent with the Company’s non-employee director compensation program. The Annual ROS Grant for 2026 shall be prorated for the portion of the year remaining following the Effective Date and thereafter, subject to his continued service as a director, Mr. Pineda will be eligible to receive an Annual ROS Grant on January 1 of each year. Each Annual ROS Grant will vest in 4 approximately equal quarterly installments, with vesting occurring on the last day of each calendar quarter, and the final installment vesting on the first anniversary of the applicable grant date, in each case subject to Mr. Pineda’s continuous service on the Board through each applicable vesting date.

Erwin Baquiran Pineda, age 60, is a real estate executive, entrepreneur, and community leader with a strong track record of scaling organizations, building high-performing teams, and driving strategic growth. Since 2020, Mr. Pineda has been serving as the Chief Executive Officer and Co-Founder of Coldwell Banker Exclusive, a real estate brokerage firm. From 2020 to 2025, Mr. Pineda served as a member of the board of directors of Asian Business Association a non-profit organization dedicated to empowering Asian American entrepreneurs through advocacy, networking opportunities, and business development resources. Between 2016 to 2024  he served as the member of the board of Center for the Pacific Asian Family a non-profit organization that provides multi-lingual and multi-cultural services to address domestic violence and sexual assault within the Asian and Pacific Islander communities. From 2000 to 2020, Mr. Pineda served as a member of the board for Pacific Real Estate Properties a real estate brokerage firm. Mr. Pineda has a Bachelor of Science degree in electrical engineering from University of California, Los Angeles.

There  are no arrangements or understanding between the Company and Mr. Pineda pursuant to which Mr. Pineda was appointed and there is no family relationship between or among any director or executive officer of the Company or Mr. Pineda. There are no transactions, to which the Company is or was a participant and in which Mr. Pineda has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

The foregoing summary of the Pineda Director Agreement is not complete and is qualified in its entirety by reference to the full text of the Pineda Director Agreement, a copy of which is attached hereto as Exhibits 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
10.1	Independent Director Agreement, dated April 2, 2026, by and between OFA Group and Erwin Baquiran Pineda
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 8, 2026	OFA GROUP

	By:	/s/ Li Hsien Wong
	Name:	Li Hsien Wong
	Title:	Chief Executive Officer

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